EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of InnSuites Hospitality Trust and subsidiaries (the “Trust”) on Form S-8 (No. 333-222807), pertaining to the Trust’s registration of shares of the Trust’s 2017 Equity Incentive Plan of our report dated August 13, 2020, on our audits of the consolidated financial statements as of January 31, 2020 and 2019, and for each of the years in the two-year period ended January 31, 2020, which report is included in the Annual Report on Form 10-K filed on August 13, 2020.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

August 14, 2020